Exhibit 2.2

FIRST AMENDMENT

TO

MERGER AGREEMENT AND PLAN OF REORGANIZATION

This FIRST AMENDMENT TO MERGER AGREEMENT AND PLAN OF REORGANIZATION dated as of June 7, 2022 (this “First Amendment”) is made by and among Isleworth Healthcare Acquisition Corp., a Delaware corporation (“Parent”), IHAC First Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“First Merger Sub”), IHAC Second Merger Sub LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Second Merger Sub”), Isleworth Healthcare Sponsor I, LLC, a Delaware limited liability company (the “Sponsor”) and Cytovia Holdings, Inc., a Delaware corporation (the “Company”). Parent, First Merger Sub, Second Merger Sub, the Sponsor (solely with respect to Section 2(d)) and the Company are each referred to in this First Amendment as a “Party” and collectively in this Agreement as the “Parties.”

WHEREAS, the Parties entered into that certain Merger Agreement and Plan of Reorganization, dated as of April 26, 2022 (the “Agreement”);

WHEREAS, Section 9.03 of the Agreement prohibits any modifications or amendments to the Agreement other than by written agreement of the Parties; and

WHEREAS, the Parties desire to amend the Agreement pursuant to Section 9.03 of the Agreement as herein provided.

NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, subject to the terms and conditions set forth herein, the Parties hereby agree as follows:

1. General. The Agreement is amended, as of the date hereof, by adding, deleting or otherwise modifying the provisions of the Agreement as noted herein. All other provisions of the Agreement remain intact and by signing below, each of the Parties reaffirms its agreement to be bound by the terms and conditions of the Agreement (as hereby amended by this First Amendment). This First Amendment is part of the Agreement. Capitalized terms used but not defined in this First Amendment shall have the same meanings ascribed to such terms in the Agreement.

2. Amendments.

a. The Parties have agreed to eliminate the condition to Closing that the Parent Cash on Hand shall not be less than the Minimum Cash Amount and therefore Section 8.03(f) of the Agreement is hereby deleted in its entirety.

b. The Parties have agreed that the definition of “Minimum Cash Amount” set forth in Section 1.01 of the Agreement shall be amended and restated so as to read as follows:

“Minimum Cash Amount” means the sum of $5,000,000, the Outstanding Parent Transaction Expenses, and the amount of cash reasonably required for the Surviving Entity to conduct the business of the Company as a publicly traded corporation for a period of one year following the Closing Date, or such other amount as may be agreed in writing by Parent and the Company.

c. The Parties have agreed that Section 7.15 of the Agreement is hereby amended and restated in its entirety as follows:

PCAOB Audited Financials; Unaudited Interim Financials. The Company shall deliver to Parent true and complete copies of (i) (a) the audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2021 and December 31, 2020, and the related audited consolidated statements of income, changes in stockholder equity, and cash flows of the Company and the consolidated Company Subsidiaries for the years then ended, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (the “Annual PCAOB Audited Financials”) on or prior to June 30, 2022, and (b) unaudited financial statements, including consolidated balance sheets, statements of income, changes in stockholder equity, and cash flows, of the Company and the Company Subsidiaries as at and for the three-months ended March 31, 2022 , in each case, prepared in accordance with GAAP and Regulation S-X (the “Q1 Unaudited Interim Financial Statements”) on or prior to June 30, 2022, (ii) the unaudited financial statements, including consolidated balance sheets, statements of income, changes in stockholder equity, and cash flows, of the Company and the Company Subsidiaries as at and for the three-months ended June 30, 2022, in each case, prepared in accordance with GAAP and Regulation S-X (the “Q2 Unaudited Interim Financial Statements”) not later than August 13, 2022, if and to the extent that the Closing has not occurred by August 13, 2022 and this Agreement has not been earlier terminated pursuant to Section 9.01 and (iii) the unaudited financial statements, including consolidated balance sheets, statements of income, changes in stockholder equity, and cash flows, of the Company and the Company Subsidiaries as at and for the three-months ended September 30, 2022, in each case, prepared in accordance with GAAP and Regulation S-X (the “Q3 Unaudited Interim Financial Statements” and, collectively with the Q1 Unaudited Interim Financial Statements and the Q2 Unaudited Interim Financial Statements, the “Unaudited Interim Financials”) not later than November 11, 2022, if and to the extent that the Closing has not occurred by November 11, 2022 and this Agreement has not been earlier terminated pursuant to Section 9.01; provided, however, that if the Company fails to deliver the Annual PCAOB Audited Financials or Unaudited Interim Financials by the applicable deadlines specified in the foregoing clauses (i), (ii) and (iii), the Company will not be in breach of this Agreement (and Parent may not terminate this Agreement solely because of such failure to deliver such financial statements by the applicable deadlines) if, at the time such financial statements were otherwise required to be delivered, the Company has been exercising and continued to exercise its reasonable best efforts in good faith to deliver the applicable financial statements.

d. The Parties have agreed that the following is hereby added as a new Section 7.20(d) of the Agreement and that each reference in the Agreement to “solely with respect to Section 7.20(c)” is hereby replaced with “solely with respect to Sections 7.20(c) and 7.20(d)”:

Notwithstanding anything contained herein to the contrary, each of Parent, the Sponsor and the Company shall use its reasonable best efforts during the Interim Period to cause the sum of the Parent Cash on Hand and the working capital of the Company at Closing not to be less than the Minimum Cash Amount following the Closing Date; provided that, for such purposes, “reasonable best efforts” on the part of Parent and the Sponsor shall not require (i) the issuance of additional shares of Parent Common Stock by the Parent, (ii) the transfer of any Parent Common Stock by any affiliate of the Parent, (iii) the contribution or transfer of any consideration by the Parent or any of its affiliates; or (iv) the forfeiture by the Sponsor of more than 2,000,000 Forfeited Sponsor Shares; and provided, however, that the immediately preceding proviso shall not, for the avoidance of doubt, limit the obligations of Parent otherwise set forth in the Agreement, including Sections 7.10(d), 7.10(f), 7.20(b) and 7.20(c), in any manner.

e. The Parties have agreed that any and all issuances by the Company of convertible promissory notes and any and all issuances by the Company of warrants to purchase Company Common Stock, in each case, in respect of which Parent has provided its prior written consent during the Interim Period, shall be deemed to be included within the definition of “Permitted Financing” for all purposes under the Agreement.

3. Ratification. As amended by this First Amendment, the Agreement is in all respects ratified and confirmed, and as so amended by this First Amendment, the Agreement shall be read, taken and construed as one and the same instrument. Upon the execution of this First Amendment, each reference in the Agreement to “this Agreement,” “hereby,” “hereunder,” “herein,” “hereof” or words of like import referring to the Agreement shall mean and refer to the Agreement as amended by this First Amendment. Any and all notices, requests, certificates and other instruments executed and delivered prior to, on or after the date of this First Amendment may refer to the Agreement without making specific reference to this First Amendment, but nevertheless all references to the Agreement shall be a reference to such document as amended hereby.

4. Counterparts; Electronic Delivery. This First Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in more than one counterpart, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument and shall become effective when counterparts have been signed by each Party and delivered to the other Parties, it being understood that each Party need not sign the same counterpart. Delivery by email to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

5. Miscellaneous. The provisions contained in Section 9.03 (Amendment), Section 9.04 (Waiver), Section 10.01 (Notices), Section 10.02 (Nonsurvival of Representations, Warranties and Covenants), Section 10.03 (Severability), Section 10.04 (Entire Agreement; Assignment), Section 10.05 (Parties in Interest), Section 10.06 (Governing Law), Section 10.07 (Waiver of Jury Trial), Section 10.08 (Headings), Section 10.10 (Specific Performance) and Section 10.11 (No Recourse) of the Agreement are hereby incorporated by reference into this First Amendment, mutatis mutandis, and made a part of this First Amendment as if set forth fully herein.

** Signature Page Follows **

IN WITNESS WHEREOF, the Parties have each executed this First Amendment to Merger Agreement and Plan of Reorganization as of the day and year first written above.

ISLEWORTH HEALTHCARE SPONSOR I, LLC (SOLELY WITH RESPECT TO SECTION 2(D))

By:	/s/ Robert Whitehead
Name: Robert Whitehead
Title: Managing Member

ISLEWORTH HEALTHCARE ACQUISITION CORP.

By:	/s/ Robert Whitehead
Name: Robert Whitehead
Title: Chief Executive Officer

IHAC FIRST MERGER SUB INC.

By:	/s/ Dan Halvorson
Name: Dan Halvorson
Title: Chief Financial Officer

IHAC SECOND MERGER SUB LLC

By:	Isleworth Healthcare Acquisition Corp.
Its:	Managing Member

By:	/s/ Robert Whitehead
Name: Robert Whitehead
Title: Chief Executive Officer

CYTOVIA HOLDINGS, INC.

By:	/s/ Daniel Teper
Name: Daniel Teper
Title: Chief Executive Officer